Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

HSBC Holdings plc

We consent to the use of our report dated 2 March 2009, with respect to the consolidated balance sheets of HSBC Holdings plc and its subsidiary undertakings as of 31 December 2008 and 2007, and the related consolidated income statements, consolidated cash flow statements and consolidated statements of recognised income and expense for each of the years in the three-year period ended 31 December 2008 and the effectiveness of internal control over financial reporting as of 31 December 2008, included in the 31 December 2008 Annual Report on Form 20-F of HSBC Holdings plc and incorporated by reference herein and to the reference to our firm under the heading ‘Independent Registered Public Accounting Firm’.

Our report refers to a change in the method of accounting for certain financial assets in the year ended 31 December 2008 following the adoption of ‘Reclassification of Financial Assets (Amendments to IAS 39 Financial Instruments: Recognition and Measurement and IFRS 7 Financial Instruments: Disclosures)’.

/s/  KPMG Audit Plc

KPMG Audit Plc

London, England

17 March 2009